Stan J.H. Lee, CPA

2160 North Central Rd Suite 203 Fort Lee, New Jersey 07024

P.O. Box 436402 San Ysidro CA 92143-9402

619-62307799 Fax 619-564-3408 stan2u@gmail.com

To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants,  consents to the inclusion of our report of March 3, 2010, on the audited financial statements of  Swordfish Ventures Inc. as of February 28, 2010 and for the period beginning October 29, 2009 ( its inception) to February 28, 2010 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

FINAL DRAFT 03/03/2010

______________________

Stan J.H. Lee, CPA

March 03, 2010